Exhibit 99.1

News Release	For More Information Contact:
Brad Everly
Senior Vice President, Chief Financial Officer
P: 717.530.2604
F: 717.532.4099
E: beverly@orrstown.com

For Immediate Release

ORRSTOWN FINANCIAL SERVICES, INC. SUCCESSFULLY COMPLETES $40 MILLION PUBLIC OFFERING

Shippensburg, PA (March 29, 2010) Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF) announced today that it has completed a public offering of 1,481,481 shares of common stock at a price of $27.00 per share, for gross proceeds of approximately $40 million. Sandler O’Neill + Partners, L.P. acted as sole book-running manager and Janney Montgomery Scott LLC acted as co-lead manager for the offering. The underwriters have a 30-day option to purchase up to an additional 222,222 shares of common stock from the Company at the offering price to cover over-allotments, if any.

The net proceeds to the Company after deducting underwriting commissions and expenses are estimated to be approximately $37.5 million.

“Our common stock offering had extremely strong interest from the investment community and the additional capital positions the Company to take advantage of future opportunities as we look to the road ahead”, commented Thomas R. Quinn, Jr., President and Chief Executive Officer.

Additional Information Regarding the Offering: The Company has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement and the prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (800) 635-6859 or from Janney Montgomery Scott, LLC at 60 State St. 35th Floor, Boston, MA 02109, (617) 557-2971, or by email at prospectus@janney.com.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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About Orrstown Financial Services: With over $1 billion in assets, the Company and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-one banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. The Company’s stock is listed on the NASDAQ Capital Market under the symbol ORRF.

Safe Harbor Statement: This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s filings with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

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